UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO
Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

WHITE MOUNTAINS INSURANCE GROUP, LTD.
(Name of Subject Company (Issuer) and Filing Person (Issuer and Offeror))

Common Shares, par value $1.00 per share
(Title of Class of Securities)

G9618E107
(CUSIP Number of Class of Securities)

Robert L. Seelig, Esq.
Executive Vice President and General Counsel
White Mountains Insurance Group, Ltd.
23 South Main Street, Suite 3B
Hanover, New Hampshire 03755-2053
Telephone: (603) 640-2200
(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)

With a copy to:
Andrew J. Pitts, Esq. C. Daniel Haaren, Esq. Cravath, Swaine & Moore LLP Two Manhattan West 375 Ninth Avenue New York, New York 10001 Telephone: (212) 474-1000	David Lopez, Esq. Manuel Silva, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 Telephone: (212) 225-2000

☐
Check the box if the filing relates solely to preliminary communications made before the commencement of the tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:
☐
third-party tender offer subject to Rule 14d-1.

☒
issuer tender offer subject to Rule 13e-4.

☐
going-private transaction subject to Rule 13e-3.

☐
amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐
If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:
☐
Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐
Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

INTRODUCTION
This Issuer Tender Offer Statement on Schedule TO (“Schedule TO”) relates to the tender offer by White Mountains Insurance Group, Ltd., a company organized under the laws of Bermuda (the “Company”), to purchase up to $300 million in value of its issued and outstanding Common Shares, par value $1.00 per share (the “Common Shares” or the “Shares”), at a purchase price not greater than $2,050 nor less than $1,850 per Share, in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 21, 2025 (the “Offer to Purchase”), a copy of which is attached hereto as Exhibit (a)(1)(A), and in the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase, as they may be amended or supplemented from time to time, the “Offer”), a copy of which is attached hereto as Exhibit (a)(1)(B), which are herein incorporated by reference. This Schedule TO is being filed in accordance with Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
All information in the Offer is hereby expressly incorporated by reference in answer to all items in this Schedule TO, and as more particularly set forth below.
Item 1.   Summary Term Sheet.
The information set forth in the Offer to Purchase under “Summary Term Sheet” is incorporated herein by reference.
Item 2.   Subject Company Information.
(a)   The name of the issuer is White Mountains Insurance Group, Ltd., a company organized under the laws of Bermuda. The Company’s principal executive offices are located at 23 South Main Street, Suite 3B, Hanover, New Hampshire 03755-2053, telephone: (603) 640-2200.
(b)   The class of securities to which this statement relates is the Common Shares, par value $1.00 per share, of which 2,543,741 Shares were issued and outstanding as of November 19, 2025.
(c)   The information set forth in the Offer to Purchase under Section 7 (“Price Range of Shares; Dividends”) is incorporated herein by reference.
Item 3.   Identity and Background of Filing Person.
(a)   This Tender Offer Statement on Schedule TO is filed by the Company, which is also the issuer. The Company’s address and telephone number are set forth under Item 2. The information set forth in the Offer to Purchase under Schedule I and Section 11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.
Item 4.   Terms of the Transaction.
(a)   The following information set forth in the Offer to Purchase is incorporated herein by reference:
•
“Summary Term Sheet”;

•
“Introduction”;

•
Section 1 (“Number of Shares; Proration”);

•
Section 2 (“Procedures for Tendering Shares”);

•
Section 3 (“Withdrawal Rights”);

•
Section 4 (“Acceptance for Payment and Payment for Shares”);

•
Section 5 (“Purpose of the Offer; Certain Effects of the Offer”);

•
Section 6 (“Certain U.S. Federal Income Tax Consequences”);

•
Section 8 (“Conditions to the Offer”);

•
Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”); and

•
Section 14 (“Extension of the Offer; Termination; Amendment”).

(b)   The information set forth in the Offer to Purchase under “Summary Term Sheet”, “Introduction”, Section 5 (“Purpose of the Offer; Certain Effects of the Offer”) and Section 11 (“Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.
Item 5.   Past Contacts, Transactions, Negotiations and Agreements.
(a)   The information set forth in the Offer to Purchase under Section 11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.
Item 6.   Purpose of the Transaction and Plans or Proposals.
(a)   The information set forth in the Offer to Purchase under “Summary Term Sheet” and Section 5 (“Purpose of the Offer; Certain Effects of the Offer”) is incorporated herein by reference.
(b)   The information set forth in the Offer to Purchase under Section 5 (“Purpose of the Offer; Certain Effects of the Offer”) is incorporated herein by reference.
(c)   The information set forth in the Offer to Purchase under “Summary Term Sheet”, “Introduction”, Section 5 (“Purpose of the Offer; Certain Effects of the Offer”), Section 9 (“Certain Information Concerning the Company”) and Section 10 (“Source and Amount of Funds”) is incorporated herein by reference.
Item 7.   Source and Amount of Funds or Other Consideration.
(a), (b) and (d) The information set forth in the Offer to Purchase under “Summary Term Sheet” and Section 10 (“Source and Amount of Funds”) is incorporated herein by reference.
Item 8.   Interest in Securities of the Subject Company.
(a) and (b) The information set forth in the Offer to Purchase under Schedule I and Section 11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.
Item 9.   Persons/Assets Retained, Employed, Compensated or Used.
(a)   The information set forth in the Offer to Purchase under “Introduction” and Section 15 (“Fees and Expenses”) is incorporated herein by reference.
Item 10.   Financial Statements.
Not applicable.
Item 11.   Additional Information.
(a)(1)   The information set forth in the Offer to Purchase under Section 11 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”) is incorporated herein by reference.
(a)(2)   The information set forth in the Offer to Purchase under Section 12 (“Certain Legal Matters”) is incorporated herein by reference.
(a)(3)   Not applicable.
(a)(4)   The information set forth in the Offer to Purchase under Section 13 (“Effects of the Offer on the Market for Shares; Registration Under the Exchange Act”) is incorporated herein by reference.

(a)(5)   None.
(b)      The information set forth in the Offer to Purchase and the Letter of Transmittal, as each may be amended or supplemented from time to time, is incorporated herein by reference.
Item 12(a).   Exhibits.
Exhibit No.	Description
(a)(1)(A)	Offer to Purchase dated November 21, 2025
(a)(1)(B)	Letter of Transmittal dated November 21, 2025
(a)(1)(C)	Notice of Guaranteed Delivery
(a)(1)(D)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
(a)(1)(E)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
(a)(1)(F)	Form of Summary Advertisement as published on November 21, 2025
(a)(1)(G)	Letter from the Company’s Chief Executive Officer to Shareholders dated November 21, 2025
(a)(1)(H)	Letter to Participants in the White Mountains Retirement Plan, dated November 21, 2025
(a)(1)(I)	Email to Participants in the White Mountains Retirement Plan, dated November 21, 2025
(a)(5)(A)	Press Release, dated November 21, 2025
(a)(5)(B)	Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on February 28, 2025 (incorporated by reference to such filing)
(a)(5)(C)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed on May 7, 2025 (incorporated by reference to such filing)
(a)(5)(D)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed on August 7, 2025 (incorporated by reference to such filing)
(a)(5)(E)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed on November 6, 2025 (incorporated by reference to such filing)
(a)(5)(F)	Current Report on Form 8-K, filed on January 8, 2025 (incorporated by reference to such filing)
(a)(5)(G)	Current Report on Form 8-K, filed on April 10, 2025 (incorporated by reference to such filing)
(a)(5)(H)	Current Report on Form 8-K, filed on May 22, 2025 (incorporated by reference to such filing)
(a)(5)(I)	Current Report on Form 8-K, filed on July 7, 2025 (incorporated by reference to such filing)
(a)(5)(J)	Current Report on Form 8-K, filed on July 16, 2025 (incorporated by reference to such filing)
(a)(5)(K)	Current Report on Form 8-K, filed on July 18, 2025 (incorporated by reference to such filing)
(a)(5)(L)	Current Report on Form 8-K, filed on September 2, 2025 (incorporated by reference to such filing)
(a)(5)(M)	Current Report on Form 8-K, filed on September 3, 2025 (incorporated by reference to such filing)
(a)(5)(N)	Current Report on Form 8-K, filed on October 3, 2025 (incorporated by reference to such filing)
(b)	Not applicable
(d)(1)	White Mountains Long-Term Incentive Plan, as amended, (incorporated by reference herein and filed as Appendix A of the Company’s Notice of 2025 Annual General Meeting of Members and Proxy Statement dated April 2, 2025)
(d)(2)	Offer Letter, dated as of February 22, 2024, between the Company and Giles Harrison (incorporated by reference herein and filed as Exhibit 10.1 of the Company’s Current Report on Form 8-K dated April 10, 2024)

Exhibit No.	Description
(d)(3)	Employment Agreement and Release between White Mountains Capital LLC and G. Manning Rountree (incorporated by reference herein and filed as Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q dated November 6, 2025)
(d)(4)	White Mountains Bonus Plan (incorporated by reference herein and filed as Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q dated May 6, 2022)
(d)(5)	Regulation 114 Trust Agreement by and among Build America Mutual Assurance Company, HG Re Ltd. and The Bank of New York Mellon, dated July 20, 2012 (incorporated by reference herein and filed as Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q dated October 30, 2012)
(d)(6)	Third Amended and Restated Supplemental Trust Agreement by and among Build America Mutual Assurance Company, HG Re Ltd. and The Bank of New York Mellon, dated January 15, 2020 (incorporated by reference herein and filed as Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q dated August 7, 2023)
(d)(7)	Fourth Amended and Restated Surplus Note Purchase Agreement between Build America Mutual Assurance Company, as Issuer, and HG Holdings Ltd. and HG Re Ltd., as Purchasers, dated July 1, 2024 (incorporated by reference herein and filed as Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q dated August 7, 2024)
(g)	Not applicable
(h)	Not applicable
Item 12(b).   Filing Fees.
107 Filing Fee Exhibit.
Item 13.   Information Required by Schedule 13E-3.
Not applicable.

INDEX OF EXHIBITS
Exhibit No.	Description
(a)(1)(A)	Offer to Purchase dated November 21, 2025
(a)(1)(B)	Letter of Transmittal dated November 21, 2025
(a)(1)(C)	Notice of Guaranteed Delivery
(a)(1)(D)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
(a)(1)(E)	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
(a)(1)(F)	Form of Summary Advertisement as published on November 21, 2025
(a)(1)(G)	Letter from the Company’s Chief Executive Officer to Shareholders dated November 21, 2025
(a)(1)(H)	Letter to Participants in the White Mountains Retirement Plan, dated November 21, 2025
(a)(1)(I)	Email to Participants in the White Mountains Retirement Plan, dated November 21, 2025
(a)(5)(A)	Press Release, dated November 21, 2025
(a)(5)(B)	Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on February 28, 2025 (incorporated by reference to such filing)
(a)(5)(C)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed on May 7, 2025 (incorporated by reference to such filing)
(a)(5)(D)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed on August 7, 2025 (incorporated by reference to such filing)
(a)(5)(E)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed on November 6, 2025 (incorporated by reference to such filing)
(a)(5)(F)	Current Report on Form 8-K, filed on January 8, 2025 (incorporated by reference to such filing)
(a)(5)(G)	Current Report on Form 8-K, filed on April 10, 2025 (incorporated by reference to such filing)
(a)(5)(H)	Current Report on Form 8-K, filed on May 22, 2025 (incorporated by reference to such filing)
(a)(5)(I)	Current Report on Form 8-K, filed on July 7, 2025 (incorporated by reference to such filing)
(a)(5)(J)	Current Report on Form 8-K, filed on July 16, 2025 (incorporated by reference to such filing)
(a)(5)(K)	Current Report on Form 8-K, filed on July 18, 2025 (incorporated by reference to such filing)
(a)(5)(L)	Current Report on Form 8-K, filed on September 2, 2025 (incorporated by reference to such filing)
(a)(5)(M)	Current Report on Form 8-K, filed on September 3, 2025 (incorporated by reference to such filing)
(a)(5)(N)	Current Report on Form 8-K, filed on October 3, 2025 (incorporated by reference to such filing)
(b)	Not applicable
(d)(1)	White Mountains Long-Term Incentive Plan, as amended, (incorporated by reference herein and filed as Appendix A of the Company’s Notice of 2025 Annual General Meeting of Members and Proxy Statement dated April 2, 2025)
(d)(2)	Offer Letter, dated as of February 22, 2024, between the Company and Giles Harrison (incorporated by reference herein and filed as Exhibit 10.1 of the Company’s Current Report on Form 8-K dated April 10, 2024)
(d)(3)	Employment Agreement and Release between White Mountains Capital LLC and G. Manning Rountree (incorporated by reference herein and filed as Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q dated November 6, 2025)
(d)(4)	White Mountains Bonus Plan (incorporated by reference herein and filed as Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q dated May 6, 2022)

Exhibit No.	Description
(d)(5)	Regulation 114 Trust Agreement by and among Build America Mutual Assurance Company, HG Re Ltd. and The Bank of New York Mellon, dated July 20, 2012 (incorporated by reference herein and filed as Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q dated October 30, 2012)
(d)(6)	Third Amended and Restated Supplemental Trust Agreement by and among Build America Mutual Assurance Company, HG Re Ltd. and The Bank of New York Mellon, dated January 15, 2020 (incorporated by reference herein and filed as Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q dated August 7, 2023)
(d)(7)	Fourth Amended and Restated Surplus Note Purchase Agreement between Build America Mutual Assurance Company, as Issuer, and HG Holdings Ltd. and HG Re Ltd., as Purchasers, dated July 1, 2024 (incorporated by reference herein and filed as Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q dated August 7, 2024)
(g)	Not applicable
(h)	Not applicable
107	Filing Fees

SIGNATURE
After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
WHITE MOUNTAINS INSURANCE GROUP, LTD.
By:
/s/ Michaela J. Hildreth

Name:
Michaela J. Hildreth

Title:
Managing Director and Chief
Accounting Officer

November 21, 2025